UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 7, 2022

EQUINIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40205		77-0487526
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

One Lagoon Drive	Redwood City,	California	94065
(Address of Principal Executive Offices)			(Zip Code)
(650) 598-6000
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	EQIX	The Nasdaq Stock Market LLC
0.250% Senior Notes due 2027		The Nasdaq Stock Market LLC
1.000% Senior Notes due 2033		The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On January 7, 2022 (the “Closing Date”), Equinix, Inc. (“Equinix”) entered into a Credit Agreement (the “Credit Agreement”), by and among Equinix, as borrower, a syndicate of financial institutions, as lenders, Bank of America, N.A., as administrative agent, Citibank, N.A., JPMorgan Chase Bank, N.A., MUFG Bank, Ltd., RBC Capital Markets, Goldman Sachs Bank USA and HSBC Securities (USA) Inc., as co-syndication agents, Barclays Bank PLC, BNP Paribas, Deutsche Bank AG New York Branch, ING Bank N.V., Dublin Branch, Morgan Stanley Senior Funding, Inc., Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia and TD Securities (USA) LLC, as co-documentation agents, and BofA Securities, Inc., Citibank, N.A., JPMorgan Chase Bank, N.A., MUFG Bank, Ltd., RBC Capital Markets, Goldman Sachs Bank USA and HSBC Securities (USA) Inc., as joint lead arrangers and book runners, which Credit Agreement is comprised of (i) a $4,000,000,000 senior unsecured multi-currency revolving credit facility (the “Revolving Facility”) and (ii) a £500,000,000 senior unsecured term loan facility (the “Term Loan Facility” and, together with the Revolving Facility, collectively, the “Senior Credit Facilities”).

The Senior Credit Facilities have a maturity date of January 7, 2027 (the “Maturity Date”). Equinix may borrow, repay and reborrow amounts under the Revolving Facility until the Maturity Date, at which time all amounts outstanding under the Revolving Facility must be repaid in full. Equinix borrowed the full £500,000,000 available under the Term Loan Facility on the Closing Date. The Term Loan Facility has no scheduled principal amortization and must be repaid in full on the Maturity Date.

A portion of the proceeds of the Term Loan Facility was used to refinance indebtedness that was outstanding under Equinix’s Credit Agreement dated as of December 12, 2017 (as amended, the “2017 Credit Agreement”). The remaining proceeds of the Term Loan Facility and the proceeds of the Revolving Facility shall be available to be used for working capital, capital expenditures, acquisitions, dividends, distributions, stock buybacks, the issuance of letters of credit and other general corporate purposes. The Revolving Facility includes a $250,000,000 sublimit for the issuance of standby letters of credit and bank guarantees. The Revolving Facility provides for extensions of credit in United States Dollars as well as certain foreign currencies, including Euro, Sterling, Yen, Canadian Dollars, Australian Dollars, Hong Kong Dollars, Singapore Dollars, Swiss Francs, Swedish Krona and such other currencies as may from time to time be agreed to by the Lenders (each foreign currency, an “Alternative Currency”).

Borrowings under the Senior Credit Facilities denominated in U.S. dollars will bear interest at either (i) Term SOFR (defined as the forward-looking Secured Overnight Financing Rate (“SOFR”) term rate plus a SOFR adjustment), (ii) Daily SOFR (defined as SOFR plus a SOFR adjustment) or (iii) the Base Rate (defined as the highest of (a) the Federal Funds Rate (with such rate deemed to be zero if the Federal Funds Rate is less than zero) plus 0.5%, (b) the Bank of America prime rate and (c) Daily SOFR plus 1.00%), plus, in each case, a margin based on either Equinix’s consolidated net leverage ratio or Equinix’s corporate credit ratings from S&P Global Ratings, Fitch Ratings Inc. and Moody’s Investors Service, Inc. (such corporate credit ratings, the “Credit Ratings” and such margin, the “Applicable Margin”). Borrowings under the Senior Credit Facility denominated in an Alternative Currency will bear interest at a term reference rate or overnight reference rate applicable to the relevant Alternative Currency plus the adjustment (if any), plus the Applicable Margin.

As of the Closing Date, (i) under the Term Loan Facility, the Applicable Margin for Base Rate borrowings was zero and the Applicable Margin for any other borrowing was 87.5 basis points (0.875%) and (ii) under the Revolving Facility, the Applicable Margin for Base Rate borrowings was zero and the Applicable Margin for any other borrowing was 77.5 basis points (0.775%). A facility fee shall be payable quarterly in respect of the total amount of the Lenders’ commitments (regardless of utilization) under the Revolving Facility. Letter of credit fees shall be payable quarterly on the maximum amount available to be drawn under each letter of credit. Equinix is also required to pay certain fees to the administrative agent under the Senior Credit Facilities.

The Credit Agreement contains customary covenants, including a financial covenant which requires Equinix to maintain, as of the end of each fiscal quarter, up to a maximum ratio of consolidated net funded debt to consolidated adjusted EBITDA, as well as customary events of default.

The foregoing description of the Credit Agreement is only a summary and is qualified in its entirety by reference to the Credit Agreement, a copy of which will be filed as an exhibit to Equinix’s Form 10-K for the year ended December 31, 2021.

Item 1.02 Termination of a Material Definitive Agreement

On January 7, 2022, Equinix prepaid in full all of the indebtedness outstanding under the 2017 Credit Agreement using a portion of the proceeds of the Term Loan Borrowing and terminated the 2017 Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant

Please refer to the description of the Credit Agreement disclosed in Item 1.01 above.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: January 12, 2022	EQUINIX, INC. By:/s/ KEITH D. TAYLOR Keith D. Taylor Chief Financial Officer